Filed Pursuant to Rule 433

Registration No. 333-236846

Registration No. 333-236846-01

July 14, 2020

PRICING TERM SHEET

2.100% Medium-Term Notes due 2032
Issuer:	UDR, Inc.
Expected Ratings (Moody’s / S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Security Title:	2.100% Medium-Term Notes due 2032
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$400,000,000
Maturity Date:	August 1, 2032
Coupon:	2.100%
Interest Payment Dates:	February 1 and August 1, commencing on February 1, 2021
Price to Public:	99.894% of the principal amount
Denominations:	$2,000 and integral multiples of $1,000
Benchmark Treasury:	0.625% due May 15, 2030
Benchmark Treasury Price/Yield:	100-04+ / 0.610%
Spread to Benchmark Treasury:	T+150 bps
Re-Offer Yield:	2.110%
Optional Redemption Provisions: Make-Whole Call: Par Call:	T+25 bps Redemption at par plus accrued and unpaid interest on or after May 1, 2032 as set forth in the preliminary pricing supplement
Trade Date:	July 14, 2020
Settlement Date:

July 21, 2020 (T+5); since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.
CUSIP:	90265EAT7
ISIN:	US90265EAT73
Joint Book-Running Managers:	J.P. Morgan Securities LLC Citigroup Global Markets Inc. Wells Fargo Securities, LLC BofA Securities, Inc. U.S. Bancorp Investments, Inc.
Co-Managers:

PNC Capital Markets LLC

Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

BNY Mellon Capital Markets, LLC

MUFG Securities Americas Inc.

Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-866-834-4533, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.